EXHIBIT 5.1
April 1, 2008
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA 94043
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     Reference is made to our opinion dated March 5, 2008 and included as Exhibit 5.1 to the registration statement on Form S-3 (the “Registration Statement”) filed on March 5, 2008 by Hansen Medical, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement was declared effective by the Commission on March 17, 2008. We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed by the Company with the Commission pursuant to Rule 424 of the Act. This opinion is furnished to the Company in connection with the Prospectus Supplement and relates to the offering by the Company of up to 3,000,000 shares of the Company’s common stock (the “Shares”), which are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.
     In connection with this opinion, we have examined the Registration Statement and the Prospectus Supplement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     Based on the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Prospectus Supplement and in accordance with resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP